                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                 Amendment No. 2

                              Dianon Systems, Inc.
                              --------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    252826102
                                    ---------
                                 (CUSIP Number)

                                 April 23, 2002
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                  -------------------------------
CUSIP No.  252826102                  13G                  Page  2  of  9  Pages
           ---------                                            ---    ---
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Oracle Partners, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       364,329
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING   7    SOLE DISPOSITIVE POWER
   PERSON
    WITH           0
              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   364,329
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       364,329
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                  -------------------------------
CUSIP No.  252826102                  13G                  Page  3  of  9  Pages
           ---------                                            ---    ---
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Oracle Associates, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       435,322
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING   7    SOLE DISPOSITIVE POWER
   PERSON
    WITH           0
              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   435,322
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       435,322
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.6%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                  -------------------------------
CUSIP No.  252826102                  13G                  Page  4  of  9  Pages
           ---------                                            ---    ---
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Larry N. Feinberg
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
              5    SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF   6    SHARED VOTING POWER
   SHARES
BENEFICIALLY       452,022
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING   7    SOLE DISPOSITIVE POWER
   PERSON
    WITH           0
              ------------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER

                   452,022
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       452,022
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):             Name of Issuer:
---------              --------------

     The name of the issuer is Dianon Systems, Inc. (the "Company").

Item 1(b):             Address of Issuer's Principal Executive Offices:
---------              -----------------------------------------------

     The Company's principal executive office is located at 200 Watson Blvd, Stratford, Connecticut 06615.

Item 2(a):             Name of Person Filing:
---------              ---------------------

     This Amendment No. 2 to Schedule 13G (this "Amendment No. 2") amends and restates the Amendment No. 1 to Schedule 13G which was filed on February 15, 2002 with respect to the Common Stock (as defined in Item 2(d) below) of the Company and is filed by:

     (i) Oracle Partners, L.P., a Delaware limited partnership ("Oracle Partners"), with respect to shares of Common Stock directly owned by it (364,329 shares);

     (ii) Oracle Associates, LLC, a Delaware limited liability company ("Oracle Associates"), which serves as the general partner of Oracle Partners and Oracle Institutional Partners, L.P., a Delaware limited partnership ("Oracle Institutional" and, together with Oracle Partners, the "Partnerships"), with respect to shares of Common Stock directly owned by Oracle Partners (364,329 shares) and Oracle Institutional (70,993 shares); and

     (iii) Mr. Larry N. Feinberg ("Mr. Feinberg"), who serves as the senior managing member of Oracle Associates and is the sole shareholder and president of Oracle Investment Management, Inc., a Delaware corporation (the "Investment Manager"), with respect to shares of Common Stock (a) indirectly owned by Oracle Associates by virtue of its control over the Partnerships (435,322 shares) and (b) indirectly owned by the Investment Manager by virtue of the Investment Manager's position as investment manager of, and control over shares directly owned by, SAM Oracle Investments Inc., a British Virgin Islands corporation ("SAM Oracle") (5,200 shares), Oracle Offshore Limited, a Cayman Islands corporation ("Oracle Offshore") (11,500), and Oracle Management, Inc. Employees Retirement Plan (the "Retirement Plan") (0 shares).

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party. This Amendment No. 2 is being filed to report, among other things, that the Reporting Persons hold less than 5% of the total outstanding Common Stock.

Item 2(b):             Address of Principal Business Office or, if None,
---------              -------------------------------------------------
                       Residence:
                       ---------

     The address of the principal business office of each of the Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

Item 2(c):             Citizenship:
---------              -----------

     Oracle Partners and Oracle Associates are organized under the laws of the State of Delaware. Mr. Feinberg is a citizen of the United States of America.

Item 2(d):             Title of Class of Securities:
----------             ----------------------------

     Common Stock, $0.01 par value ("Common Stock").

Item 2(e):             CUSIP Number:
---------              ------------

     252826102

Item 3:                If this statement is filed pursuant to Rules 13d-1(b)
------                 -----------------------------------------------------
                       or 13d-2(b) or (c), check whether the person filing is a:
                       --------------------------------------------------------

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,
          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,
          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          (e)  [ ] Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:                Ownership:
------                 ---------

     A. Oracle Partners, L.P.
        ---------------------
          (a) Amount beneficially owned: 364,329
          (b) Percent of class: 3.0% The percentages used herein and in the rest of this Amendment No. 2 are calculated based upon the 12,049,942 shares of Common Stock stated to be issued and outstanding as of March 20, 2002, as reflected in the Company's amended Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
          (c) Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 364,329
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 364,329

     B. Oracle Associates, LLC
        ----------------------
          (a) Amount beneficially owned: 435,322
          (b) Percent of class: 3.6%
          (c) Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 435,322
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 435,322

     C. Larry N. Feinberg
        -----------------
          (a) Amount beneficially owned: 452,022
          (b) Percent of class: 3.8%
          (c) Number of shares as to which such person has:
               (i)  Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 452,022
               (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 452,022

Item 5:                Ownership of Five Percent or Less of a Class:
------                 --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6:                Ownership of More than Five Percent on Behalf of Another
------                 --------------------------------------------------------
                       Person:
                       ------

     Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this Amendment No. 2.

Item 7:                Identification and Classification of the Subsidiary Which
------                 ---------------------------------------------------------
                       Acquired the Security Being Reported on by the Parent
                       -----------------------------------------------------
                       Holding Company:
                       ---------------

     Not applicable.

Item 8:                Identification and Classification of Members of the
------                 ---------------------------------------------------
                       Group:
                       -----

     Not applicable.

Item 9:                Notice of Dissolution of Group:
------                 ------------------------------

     Not applicable.

Item 10:               Certification:
-------                -------------

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                  EXHIBIT INDEX

     1. Joint Acquisition Statement pursuant to Rule 13d-1(k) (incorporated by reference to Exhibit 1 to the Schedule 13G filed by the Reporting Persons with respect to the Common Stock of the Company on March 8, 2001).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  May 1, 2002


                                    /s/ Larry N. Feinberg
                                    --------------------------------------------
                                    Larry N. Feinberg, individually and as
                                    senior managing member of Oracle Associates,
                                    LLC, on behalf of itself and as the general
                                    partner of Oracle Partners, L.P.